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                                   Exhibit 99



TUESDAY DECEMBER 28, 2:50 PM EASTERN TIME

COMPANY PRESS RELEASE

INTERNATIONAL FUEL TECHNOLOGY INC. MAKES ANNOUNCEMENTS
REGARDING COMPANY OPERATIONS

ST. LOUIS--(BUSINESS WIRE)--Dec. 28, 1999--The management team and board of directors of International Fuel Technology Inc. (IFT) (OTCBB:IFUE - news) today made the following announcements regarding the operations of the company.

The audit of the company's financial statements dated March 31, 1999, has been completed by McGladrey & Pullen LLP and released to Standard & Poor's for distribution to the general public. The expected filing date by Standard & Poor's is Dec. 28, 1999.

In addition, the company expects to release by mid-January its financial statements for the periods ended June 30 and Sept. 30. The next scheduled release of financial statements will be for the full year 1999 (the company's 10-K filing), which are due on or before March 31, 2000.

International Fuel Technology has retained the advisory services of Harry
F. Demetriou to assist the company in developing contacts with a specific group of potential investors. These investors are located primarily in the Middle East, where Demetriou has developed many relationships through his professional career.

The company is not now in discussions with any of the sources acknowledged by Demetriou. Management views these groups as potential partners whose interest in the company will be dependent upon both progress made toward certification with the Air Resources Board of California and general acceptance in the (retail) marketplace.

Demetriou is a consultant whose professional practice spans over 30 years. He specializes in the overseas shipping industry and is an owner of bulk carriers and crude-oil tankers.

The company announced that it has added Armstrong Teasdale LLP as its corporate counsel in St. Louis, in addition to retaining the services of Sperry Young & Stoecklein in Las Vegas.

Armstrong Teasdale will be primarily responsible for all corporate matters related to necessary Securities and Exchange Commission filings, capital-raising activities and all other related activities. Sperry Young & Stoecklein will continue to be responsible for all investor-relations activities and related matters.

Jonathan R. Burst, president of IFT, believes that the above items represent a strengthening of the company and a sign that the operations continue to be headed in the right direction.


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"The need to have a professionally run company from top to bottom is paramount for us right now," stated Burst. "Having the audit completed will finally allow our investors to complete any and all transactions necessary to their personal investment decisions.

"In addition, having excellent corporate counsel here in St. Louis will make for a smoother, more efficient working environment in which to handle the corporate needs of IFT."

Burst also stated: "The efforts of Mr. Demetriou are in their infancy, and indeed, any real impact from this relationship will depend upon the progress made by the company toward certification in California, and the resulting general market acceptance of its PEERFUEL(TM) process. Still, we are excited about the possibilities of attracting these types of investors to the company."

Statements contained in this release that are not strictly historical are forward-looking within the meaning of the safe-harbor clause of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that such forward-looking statements involve risks and uncertainties that may cause the company's actual results to differ materially from such forwardlooking statements. These risks and uncertainties include but are not limited to demand for the company's product both domestically and abroad, the company's ability to continue to develop its market, general economic conditions, and other factors that may be more fully described in the company's literature and any periodic filing with the Securities and Exchange Commission.